                                                                      Exhibit 12

            INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES
COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                    FOR THE THREE MONTHS ENDED MARCH 31, 2000
                                    AND 1999
                             (DOLLARS IN THOUSANDS)

                                                        2000             1999
                                                      --------         --------
                                                             (Unaudited)
Earnings:
Net Income                                            $ 93,082         $ 86,648
  Add:
    Provision for income taxes                          50,468           48,529
    Fixed charges                                      207,078          188,452
  Less:
    Capitalized interest                                11,399           12,381
                                                      --------         --------
  Earnings as adjusted (A)                            $339,229         $311,248
                                                      --------         --------

Preferred dividend requirements                       $  3,362         $  4,054
Ratio of income before provision
    for income taxes to net income                         154%             156%
                                                      --------         --------
  Preferred dividend factor on pretax
    basis                                                5,177            6,324
                                                      --------         --------
Fixed Charges:
  Interest expense                                     174,174          157,690
  Capitalized interest                                  11,399           12,381
  Interest factor of rents                              21,505           18,381
                                                      --------         --------
  Fixed charges as adjusted (B)                        207,078          188,452
                                                      --------         --------

Fixed charges and preferred stock
    dividends (C)                                     $212,255         $194,776
                                                      --------         --------

Ratio of earnings to fixed charges
    (A) divided by (B)                                   1.64x            1.65x
                                                      --------         --------

Ratio of earnings to fixed charges
    and preferred stock dividends
    (A) divided by (C)                                   1.60x            1.60x
                                                      --------         --------